Exhibit (h)(1)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT
ALPS ETF TRUST

This Administration Agreement (the “Agreement”) is made as of the 6th day of March , 2017, among ALPS ETF Trust, a trust established under the laws of the State of Delaware (the “Trust”), ALPS Advisors, Inc., a Colorado corporation (the “Adviser”), and ALPS Fund Services, Inc., a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”). The Trust, the Adviser and ALPS agree as follows:

The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the funds listed in Appendix A attached hereto (each a “Fund” and collectively, the “Funds”).

The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectuses and Statements of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Trust’s Board of Trustees. The Trust desires to employ ALPS as its administrator for the Funds.

1.	Duties of the Administrator. ALPS agrees to provide to the Trust the services listed in Appendix B attached hereto.

2.	Fees; Delegation; Expenses. For the services provided to each Fund pursuant to this Agreement, the Adviser shall pay ALPS the fees listed in Appendix C attached hereto.

ALPS will from time to time employ or associate itself with such person or persons or organizations as ALPS may believe to be desirable in the performance of its duties. Such person or persons may be officers and employees who are employed by both ALPS and the Trust. The compensation of such person or persons or organizations shall be paid by ALPS and no obligation shall be incurred on behalf of the Trust in such respect.

ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other expenses incurred shall be borne by the Trust or the Adviser, including, but not limited to, transfer agency and custodial expenses; taxes; interest; Trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trustees; printing and mailing shareholder reports, prospectuses, statements of additional information, supplements, and proxy materials; securities pricing; and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.
Proprietary and Confidential Information. ALPS agrees on behalf of itself and its officers, directors and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.
Limitation of Liability. ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.
Term. This Agreement shall become effective for each Fund as of its corresponding initial approval date listed in Appendix A attached hereto,  and, unless sooner terminated as provided herein, shall continue for the Fund’s corresponding initial term as listed in Appendix A (the “Initial Term”). During the Initial Term, this Agreement may be terminated, without penalty, solely by agreement of the parties on not less than sixty days written notice. After the Initial Term, this Agreement may be terminated without cause and without penalty by the Trust or by ALPS, on not less than ninety days written notice to the other party. The Trust may immediately terminate this Agreement for cause as defined below.

Termination for “cause” shall mean:

(i)	willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

(ii)
regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, substantially impairs the performances of ALPS’ obligations and duties hereunder;

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

(iv)
any other circumstances which in the reasonable judgment of the Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, substantially impairs on an on-going basis the performance of ALPS’ obligations and duties hereunder.

Upon termination of this Agreement with respect to a Fund, ALPS shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

6. Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

Representations and warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is an open-end investment company duly organized and existing under the laws of the State of Delaware.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

 (c)        The Board of Trustees has duly authorized it to enter into and perform this Agreement.

7.	Governing Law. This Agreement shall be governed by the laws of the State of Colorado to the extent federal law does not govern.

8.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.
Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

10.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

11.
Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80202
Attn: General Counsel
Fax: (303) 623-7850

To the Adviser:

ALPS Advisors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80202
Attn: General Counsel
Fax: (303) 623-7850

With respect to the Alerian MLP ETF only
With a Copy to:

GKD Index Partners, LLC
2100 Mckinny Avenue, 14th Floor
Dallas, TX 75201
Attn: Kenny Feng

To the Fund:

ALPS ETF Trust
1290 Broadway, Suite 1100
Denver, Colorado 80202
Attn: Thomas A. Carter
Fax: (303) 623-7850

With respect to the Alerian MLP ETF only
With a Copy to:

GKD Index Partners, LLC
2100 Mckinny Avenue, 14th Floor
Dallas, TX 75201
Attn: Kenny Feng

12.
Other Provisions. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administration or other agreements with such other corporations and funds.

ALPS further acknowledges and agrees that the liabilities, obligations and expenses incurred hereunder with respect to a particular Fund shall be enforceable against the assets and property of such Fund only, and not against the assets or property of the other Fund or any other series of the Trust.

If the Trust establishes one or more additional series with respect to which it wishes to retain ALPS to serve as administrator hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Trust in writing, whereupon such series will become a “Fund” as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Trust is named above, except to the extent that such provisions are modified with respect to such new Fund in writing by the Trust and ALPS.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Accepted:

ALPS ADVISORS, INC.		ALPS ETF TRUST

By:	/s/ Thomas A. Carter	By:	/s/ Patrick D. Buchanan
	Name: Thomas A. Carter		Name: Patrick D. Buchanan
	Title: President		Title: Treasurer

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

Appendix A

Fund Name	Initial Approval Date	Initial Term
Energy Infrastructure ETF	October 24, 2013	Two Years
Alerian MLP ETF	August 11, 2010	Two years
ALPS Emerging Sector Dividend Dogs ETF	December 12, 2013	Two Years
ALPS Equal Sector Weight ETF	June 23, 2009	Two Years
ALPS International Sector Dividend Dogs ETF	June 10, 2013	Two Years
ALPS Medical Breakthroughs ETF	December 29, 2014	Two Years
ALPS Sector Dividend Dogs ETF	June 11, 2012	Two Years
ALPS Dorsey Wright Sector Momentum ETF	January 6, 2017	Two Years
Barron’s 400 SM ETF	June 3, 2013	Two Years
Cohen & Steers Global Realty Majors ETF	April 1, 2008	Two Years
RiverFront Dynamic Core Income ETF	June 2, 2016	Two Years
RiverFront Dynamic US Dividend Advantage ETF	June 2, 2016	Two Years
RiverFront Dynamic US Flex-Cap ETF	June 2, 2016	Two Years
RiverFront Strategic Income Fund	June 10, 2013	Two Years
RiverFront Dynamic Unconstrained Income ETF	June 2, 2016	Two Years
Sprott Buzz Social Media Insights ETF	April 15, 2016	Two Years
Sprott Gold Miners ETF	June 9, 2014	Two Years
Sprott Junior Gold Minters ETF	March 13, 2015	Two Years
U.S. Equity High Volatility Put Write Index Fund	March 12, 2012	Two Years
Workplace Equality Portfolio	December 12, 2013	Three Years

Appendix B

Duties of Administrator

•	On a daily basis, assist the Trust in monitoring each Fund’s compliance with:

(i) the investment restrictions described in the Trust’s registration statement
(ii) SEC diversification requirements, as applicable
•	On a quarterly basis, assist the Trust in monitoring each Fund’s compliance with its status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended

•	Coordinate the preparation and filing with the SEC on behalf of the Fund:

(i) Form N-SAR
(ii) Form N-CSR
(iii) Form 24f-2
(iv) Shareholder reports pursuant to Section 30(b)(2) of the 1940 Act
(v) Fidelity bond pursuant to Rule 17g-1 of the 1940 Act

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through (v) above, to the extent such information is provided to ALPS by the Trust, other service providers to the Trust, or any other third party.

•	Provide assistance to the Trust related to quarterly Board of Trustees meetings including:

(i) Prepare board reports regarding services provided by ALPS, as requested by the Trust
(ii) Coordinate compilation, printing and distribution of board materials

ALPS shall not be responsible for the accuracy or adequacy of any information provided to ALPS from the Trust, other service providers to the Trust, or any other third party for inclusion in the Board books.

•	Assist the Trust with placement of fidelity bond and errors and omissions insurance policies

•
Prepare the Trust’s semi-annual financial statements including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, as well as the financial highlights and footnotes to the financial statements.

•	Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Trust’s independent accountants, or examinations conducted by the SEC.

•	Monitor the Trust’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

•	Calculate monthly Trust expenses and coordinate approval and payment processes.

•	Report performance and other portfolio information to outside reporting agencies as directed by the Trust.

•	Calculate monthly performance including total return and SEC yield calculations.

•	Calculate dividends in accordance with the policies detailed in the Trust’s registration statement.

•	Calculate required year-end distributions for excise tax purposes for review by the Trust’s auditors.

•	Calculate monthly book basis 19a-1 disclosure percentages including any necessary restatements.

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements for review by the Trust’s auditors.

•
Prepare and file appropriate extensions and federal and state income tax returns for review and signature by the Trust’s auditors. State income or franchise tax return preparation is limited to the initial state of “nexus” and does not include additional state filing requirements that may be triggered by underlying investment of the Trust.

•	Prepare and file excise tax returns for review and signature by the Trust’s auditors.

•
Assist in the identification of securities that may give rise to book-to-tax adjustments, including but not limited to passive foreign investment companies, real estate investment trusts, master limited partnerships, contingent debt obligations, trust preferred securities, grantor trusts and stapled securities. Ultimate determination will be the responsibility of Trust management.

Appendix C

Fees